Exhibit 10.1
December 15, 2023

Benyamin Buller
22191 McClellan Rd
Cupertino, CA 95014
buller.benny@gmail.com

Re:    Terms of Separation
Dear Benyamin:
This letter confirms the agreement (“Agreement”) between you and Velo3D, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.
1.Separation Date: December 15, 2023 is your last day of employment with the Company (the “Separation Date”). For the avoidance of doubt, following your separation of employment from the Company the Company expects that you will continue to serve as a member of the Company’s board of directors (the “Board”).
2.Acknowledgment of Payment of Wages: By your signature below, you acknowledge that by December 19, 2023, we will provide you with one or more final paychecks for all wages, salary, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other earned wages. Please promptly submit for reimbursement all final outstanding expenses, if any.
3.Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the following:
a.Severance: The Company agrees to pay you a gross amount of $250,000, subject to all applicable taxes and withholdings, payable in equal installments every two weeks over a period of six months following the Separation Date; provided, however, that the first such payment shall be made within fifteen (15) business days following the Effective Date (as defined below) of this Agreement and shall include a catch-up for any amounts otherwise payable during the period from the Separation Date through such initial payment date. Notwithstanding the foregoing, in the event that the Company files for bankruptcy, experiences a bankruptcy event, is sold, is part of merger or acquisition, or no longer has the funds to pay its existing employees in the company payroll process, as confirmed by the Board of Directors (as applicable), then it will be considered that the Company no longer has sufficient funds to make the severance payments described in this Section 3(a). Then your entitlement to all such payments shall lapse as of the date of such bankruptcy filing, bankruptcy event, company sale, merger, acquisition, or inability to pay the standard payroll to existing employees, and no further amounts shall be payable pursuant to this Agreement.
b.COBRA Payment: The Company further agrees to pay you a gross amount equal to the cost of the insurance premiums to continue your existing health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (as amended, “COBRA”) for a period of four months following the Separation Date, subject to all applicable taxes and

Benyamin Buller

withholdings, and payable to you in a single lump-sum within fifteen (15) business days following the Effective Date.
By signing below, you acknowledge and agree that: (X) you are receiving the separation compensation outlined in this section in consideration for waiving your rights to the claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation and (Y) in further consideration for the payment of the separation consideration outlined in this section, you hereby waive any and all rights to any payments or benefits pursuant to that certain Change in Control Agreement by and between you and the Company dated September 26, 2023, which is hereby terminated in its entirety.
4.Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
5.Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by the attached At-Will Employment, Confidential Information, Arbitration, and Invention Assignment Agreement (the “Confidentiality Agreement,” attached hereto as Exhibit A); (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.
6.Company Equity: You have previously been granted certain options to purchase shares of the Company’s common stock (“Options”) and certain restricted stock units covering shares of the Company’s common stock (“RSUs”), which remain subject to the applicable Equity Incentive Plan and Stock Option Agreement or Restricted Stock Unit Award Agreement (as applicable). Notwithstanding the foregoing, by your signature below, you hereby acknowledge and agree that, effective as of the Separation Date, any portions of your Options and RSUs that are not vested as of the Separation Date shall be forfeited and terminated in their entirety for no consideration, such Options and RSUs shall not continue to vest following the Separation Date, even if you continue providing Board service, and you shall have no further rights with respect of such unvested Options and RSUs.
a.With respect of any of your Options that are vested as of the Separation Date and are outstanding and have not yet been exercised for shares, subject to any required actions of the Board or the Compensation Committee, such vested Options shall remain outstanding and exercisable until the earliest to occur of: (i) the original expiration date of the applicable Options, (ii) three months following the date on which you cease to provide service to the Company (including service as a Board member), or (iii) such other date requiring or permitting termination of your Options pursuant to the applicable Equity Incentive Plans or Stock Option Agreements. For the avoidance of doubt, as to any of your Options that are currently classified as incentive stock options, all such Options shall automatically become non-qualified stock options on the first day that is more than three months following the Separation Date. In addition, to the extent that any of your vested Options are incentive stock options with an exercise price per share that is less than the current fair market value per share of the Company’s common stock, then any amendment that provides you with more time to exercise your Options will turn such incentive stock options into non-qualified stock options upon the amendment effective date. Upon the exercise date of non-qualified stock options, the gain between the fair market value per

Benyamin Buller

share of the Company’s common stock as of the exercise date and the exercise price will be ordinary income subject to applicable tax withholding.
b.With respect of any of your vested RSUs that have not yet been settled into shares, such RSUs shall remain subject to the terms and conditions set forth in the applicable Equity Incentive Plans and Restricted Stock Unit Award Agreements by and between you and the Company.

7.General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
c.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
8.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

Benyamin Buller

b.Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
9.Protected Rights: You understand that nothing in this Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue, Non-disparagement and Confidentiality sections contained herein, limits, impedes or restricts: (a) your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”); or (b) if you are a non-supervisory (as defined under the National Labor Relations Act (the “NLRA”)) Company employee, you from exercising your protected rights under Section 7 of the NLRA, including your right to file an unfair labor practice charge with the NLRB and/or assist other current or former Company employees in doing so. You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this Agreement) or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.
10.Non-disparagement: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, you agree that you will not, directly or indirectly, make any disparaging oral or written statements that are disloyal or maliciously untrue (and specifically, made with knowledge of their falsity or with reckless disregard for the truth or falsity of the statements) regarding the Company and/or its products, services, directors, officers, employees and affiliated entities, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
11.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
12.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
13.Confidentiality: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order.

Benyamin Buller

14.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
15.Complete and Voluntary Agreement: This Agreement, together with Exhibit A hereto and the Stock Option Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
16.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, including, without limitation, any part of the General Release, Covenant Not to Sue, Non-disparagement and/or Confidentiality sections above, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
17.Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.
18.Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to Section 3 will be provided only after the expiration of that seven (7) day revocation period.
19.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).
20.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Benyamin Buller

Sincerely,

Velo3D, Inc.

By: /s/ Jessie Lockhart
Jessie Lockhart, Chief People Officer

READ, UNDERSTOOD AND AGREED

/s/ Benyamin Buller    Date: 12/15/2023
Benyamin Buller

EXHIBIT A

CONFIDENTIALITY AGREEMENT